July 6, 2022 Mid-Year Update: Early Takeaways From The Halo Elevate Launch & Initial Results From Our Global Marketing Campaign To our Shareholders, Now that it is officially July and summer is in full swing, I wanted to reach out to you directly with a general business update. Although you’ll have to wait until mid-August for the official release of our second quarter results, we achieved a number of exciting milestones in Q2 and remain well on track to achieve the goals we laid out at the beginning of this year. As we discussed in May, Halo Elevate is officially on shelf in more than 1,500 pet specialty stores, and our sales team is laser-focused on educating store associates about the benefits of our product. Although we began the year with only three dedicated retail sales team members, we’ve added incremental firepower to support the launch. Since January, our retail sales team has grown to ten individuals, all of whom have proven success in the pet industry. It’s still too early in the launch for us to share material conclusions, but we’ve seen a high level of excitement from district and store level managers about the superior nutrition that Elevate provides, and the ability for store associates to make product comparisons via our Augmented Reality experience has been a game changer. As a reminder, this is driven by QR code on the back of every Halo Elevate bag, and this also lets our marketing team observe in real time which brands potential consumers are comparing us against. Concurrent with the addition of new sales team members, we also launched a global marketing campaign titled “The World’s Best Food for the World’s Best Kids” in June. Although we are only a few weeks in, our campaign is resonating with millennial and Gen Z pet parents in the way we had hoped. We created this campaign in collaboration with our creative agency Humanaut and centered our messaging around the insight that to many pet parents, their pets are their children, an easy segway to emphasize the importance of feeding a super-premium, natural pet food backed by science. If you’d like to learn more, I’d suggest a read of Adweek’s in-depth profile on our campaign, titled “The Best Kids are Fur-Covered in New Campaign from Halo Pets” and a visit to www.HaloPets.com to view our 60 second spot.

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The campaign kicked off with a full suite of digital assets on YouTube, Instagram, Facebook and TikTok with strong results. In our first month, we've already generated more than 17M impressions and 11M video views, led by a high level of engagement on social.

On Tik Tok alone, our video content has been viewed 5M times, with a video completion rate 4x higher than benchmark metrics. Most importantly, our message is resonating with our target demographic and we are seeing significant increases in landing page visits and followers.


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Halo gets millennials lol

As we look to the third quarter, we are planning to ramp our marketing spend and use our initial learnings to drive efficiencies. In addition, we are in the process of launching our influencer campaign – driven by dozens of authentic millennial and Gen Z content creators that are pet moms themselves. So far, we are pleased with initial results and are excited to see what the future holds.

This month we also announced two major promotions within the Company, with Rob Sauermann becoming our Chief Operating Officer and Donald Young becoming our Chief Sales Officer. Both Rob and Donald have played integral roles in our success to date, so please join me in congratulating them. Another key milestone that I want to mention to all of you is that Better Choice officially joined the Russell Microcap® Index at the conclusion of the 2022 Russell indexes annual reconstitution, effective after the US market opened on June 27, 2022.

In our last shareholder letter, I said that we are incredibly excited for what is shaping up to be a breakout year in 2022. This still holds true today. We have continued to build on our record first quarter sales, developed and launched a multi-million dollar marketing campaign, promoted two key members of our team and have been added to the Russell Microcap® Index, all in the month of June!

Thank you to all our shareholders and pet parents for joining us on this journey, there is more to come!

Company Contacts:

Scott Lerner: slerner@bttrco.com

Rob Sauermann: rsauermann@bttrco.com

Here's to Growing Together,

Scott Lerner

Scott Leo

Better Choice Company

12400 Race Track Road
Tampa, FL 33626

BetterChoiceCompany.com

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